PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2008

CONFERENCE CALL TRANSCRIPT

JANUARY 20, 2009 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds conference call to review the financial results for the third fiscal quarter ended on December 31, 2008. At the request of the company, this conference call is being recorded.  Founded in 1996, 1-800-PetMeds is America’s Largest Pet Pharmacy, delivering prescriptions and non-prescription pet medications and other health products for dogs, cats and horses direct to the consumer.  1-800-PetMeds markets its products through national television, online, direct mail and print advertising campaigns which direct consumers to order by phone or on the Internet and aim to increase the recognition of “1-800-PetMeds” brand name.  1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery.  At this time, I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session which will be later in the call.  Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties.  These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions.  Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.  Now let me introduce today’s speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone. Thank you for joining us. Today, we will review the highlights of our financial results. We’ll compare our third fiscal quarter and nine months ended on December 31, 2008 to last year’s quarter and nine months ended on December 31, 2007.

For the third fiscal quarter ended on December 31, 2008, our sales were $43.4 million compared to sales of $37.3 million for the same period the prior year, an increase of 16%. For the nine months ended on December 31, 2008, our sales were $171.3 million compared to sales of $147.9 million for the nine months the prior year, also an increase of 16%.  The increase was due to increased reorders and new orders. For the third fiscal quarter, net income was $4.9 million or $0.21 diluted per share compared to $4.4 million or $0.18 diluted per share for the same quarter the prior year, an increase to earnings per share of 15%.  For the nine months, net income was $17.3 million or $0.73 diluted per share compared to $15.1 million or $0.62 diluted per share a year ago, an increase to earnings per share of 18%.

Reorder sales increased by 13% to $32.2 million for the quarter compared to reorder sales of $28.4 million for the same quarter the prior year. For the nine months, the reorder sales increased by 16% to $119.6 million compared to $103.4 million for the same period a year ago.  New order sales increased by 25% to $11.2 million for the quarter compared to $9.0 million for the same period the prior year. The increase in new orders sales can directly be attributed to an 18% increase in advertising spending with a better return compared to the same quarter last year. For the nine months, the new order sales increased by 16% to $51.6 million compared to $44.4 million for the same period last year.

We acquired approximately 154,000 new customers in our third fiscal quarter compared to 127,000 for the same period the prior year, and we acquired approximately 660,000 new customers in nine months compared to 585,000 for the same period a year ago.  Our average retail order was approximately $78 for the quarter compared to $76 for the same quarter the prior year, and approximately 66% of our sales were generated on our Web site for the quarter.  The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

Exhibit 99.1   Page 1 of 5

For the third fiscal quarter, our gross profit as a percent of sales was 39.9% compared to 40.6% for the same period a year ago. Over the nine months, our gross profit as a percent of sales was 38.5% compared to 38.9% for the nine months a year ago.  The percentage decrease can be attributed to increased product costs offset by the impact of reduction in freight expenses due to a shift from priority to standard shipping.

Our general and administrative expenses as a percent of sales decreased to 11.6% for the quarter compared to 12.2% for the same quarter the prior year, and for the nine months, the G&A expenses as a percent of sales were 9.6% compared to 10.5% a year ago. The improvement shows the leverage of the G&A.

For the quarter, we spent $4.9 million in advertising compared to $4.2 million for the same quarter the prior year, an increase of 18%. For the nine months, we spent $23.6 million for advertising compared to $20.7 million a year ago, an increase of 14%.  Advertising cost of acquiring a customer for the quarter was approximately $32 compared to $33 for the same quarter the prior year, and for the nine months, it was $36 compared to $35 for the same period a year ago.

Our working capital increased by $20.3 million to $59.1 million since March 31, 2008. The increase can mainly be attributed to cash flows generated from operations and reduction of long-term auction rate securities investments.  We had $43.7 million in cash and temporary investments and $14.7 million in long-term auction rate securities investments and $19.7 million in inventory with no debt as of December 31, 2008.  Net cash from operations for the nine months was $15.8 million compared to net cash from operations of $9.9 million for the same period last year, an increase of 60%.  In accordance with our share repurchase program, we repurchased approximately 336,000 shares, paying approximately $4.6 million during the quarter, and for the nine months, we repurchased approximately 518,000 shares, paying approximately $6.8 million.  Capital expenditures for the nine months were approximately $3.5 million which included warehouse expansion and automation and infrastructure update.

Overall, we are pleased with the results. The new order growth was encouraging and is an indication of consumers turning to 1-800-PetMeds to save time and money. Also, the favorable advertising environment enabled us to reach more of these new consumers during the quarter.  This ends the financial review. Teresa, we are ready to take questions.

Coordinator:

Thank you. We’ll now begin the formal question and answer session. If you’d like to ask a question, please press star 1. You’ll be announced prior to asking your question. To withdraw your question, please press star 2.  Once again, to ask a question, please press star 1. One moment please.  Mark Arnold of Piper Jaffray, you may ask your question.

Mark Arnold:

Good morning.

Mendo Akdag:

Good morning.

Mark Arnold:

You mentioned the new customer growth was obviously very strong in the quarter. You hit on this a little bit here right at the end of your prepared remarks, but do you have any way to gauge of much of that strength is related to the effectiveness of your targeted advertising versus customers maybe seeking out cheaper alternatives or more convenient alternatives to visiting their veterinary clinic, you know, given the state of the economy right now?

Mendo Akdag:

That’s difficult to point. Having said that, our - obviously we spent more money, we spent about 18% more in the December quarter compared to the same quarter last year. And our, dollar-wise revenue as new orders grew 25% so we gained basically 7% which is - we got a better result, we got $32 customer acquisition cost this quarter compared to $33 same quarter last year. So it was a better - little better response and average order size was a little higher.

Mark Arnold:

Okay, I knew that was a hard question. I just – it would be interesting to - I’m sure you’d be interested in it as well - try and understand what’s really driving that. I guess one other follow up on that then, given that veterinary clinic visits in the fall here have been down a bit, historically, when veterinary clinics visits have been down, is that a good or a bad thing for your business?

Mendo Akdag:

It is – my guess is, it’s going to be, it’s probably going to be a good thing if they’re not going to the vets, they’re more likely to refill their pet medications through sources like us.

Mark Arnold:

Okay, but you don’t typically see a dropoff in the amount filled, they’re just filling it at a different place.

Exhibit 99.1   Page 2 of 5

Mendo Akdag:

No.

Mark Arnold:

Okay. And then just one final question for me, you know, the advertising environment, you said it was favorable. Do you have any sense on how you see that shaping up here in the next few quarters or any visibility as to, you know, whether that’s going to remain attractive for you guys going forward here?

Mendo Akdag:

My guess will be it should remain favorable to us.

Mark Arnold:

Okay, thank you very much.

Mendo Akdag:

You’re welcome.

Coordinator:

Kristine Koerber of JMP, you may ask your question.

Kristine Koerber:

Yeah, hi. First of all, can you talk about any change in trends and as far as consumer spending behavior during the quarter or was it pretty consistent?

Mendo Akdag:

It’s fairly consistent for us. The reorder growth was a little soft which may be due to a decline in medication compliance by pet owners. Having said that, I wouldn’t read too much into it since it was our off-peak season, but we’ll watch if that trend continues.

Kristine Koerber:

Okay. And as far as gross margin, you talked about gross margin being down a little bit because of product costs. Can you talk about pricing? I know you were planning on being a little more aggressive with the pricing during the quarter. Were you any more aggressive than initially planned?

Mendo Akdag:

We were not any more aggressive than what we initially planned, but we gave additional discounts to our customers. In the current economic environment, consumers are seeking sales, so we gave them what they’re looking for. And we did that to help medication compliance.

Kristine Koerber:

Can you just comment on the competition? Were they extremely aggressive on discounting?

Mendo Akdag:

Really, we focus on the veterinarians, that’s where the market share is coming from, and there was no difference in competition compared to last year.

Kristine Koerber:

Thank you.

Coordinator:

Michael Kupinski of Noble Financial, you may ask your question.

Michael Kupinski:

Thank you, I’ve just got a couple of questions. One is, I just wondered if you could just (unintelligible) for us what your thoughts are on your advertising campaign. You know, you changed it to more animated characters, that sort of thing. I was wondering if you saw any type of increased return just based on just the ads themselves. And then obviously your new customer growth and so forth and you know, you had favorable environment.  But I was just wondering what your thoughts were about the advertising itself. And then I have a couple of quick follow up questions.

Mendo Akdag:

We think the new creative performed well.

Michael Kupinski:

Okay. And in terms of - and so you don’t really plan any changes with the animated characters or looking at any changes on the creative?

Mendo Akdag:

No, not at this time, no.

Michael Kupinski:

Okay, and then on G&A seemed to decrease a little bit more than expected. Do you have any thoughts on what that line item is going to look like going forward?

Mendo Akdag:

I would anticipate some continuing leverage on the G&A line.

Michael Kupinski:

Okay. And I think that’s all I have for now. Thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Anthony Lebiedzinski of Sidoti and Company, you may ask your question.

Exhibit 99.1   Page 3 of 5

Anthony Lebiedzinski:

Yes, good morning, a couple of questions.

Mendo Akdag:

Good morning.

Anthony Lebiedzinski:

Good morning, hi. Regarding your sales, can you comment as far as sales by region? Did you see any notable differences during the quarter?

Mendo Akdag:

No, not any material difference from same quarter last year.

Anthony Lebiedzinski:

And as far as gross margin, you had commented a little bit about that and then you also mentioned that you did some discounting during the quarter. What are your plans for this quarter and perhaps maybe, , sort of, you know, what’s your, you know, take on the - where you think you’ll do? You’ll go ahead with the product pricing during the next few quarters?

Mendo Akdag:

As I said in the current economic environment, consumers are seeking sales. So we’ll satisfy that request by the public and we will be more aggressive price-wise.

Anthony Lebiedzinski:

And my last question is regarding the tax rate which did - was a tad lower than I expected. Any reason for that? And also, what are your expectations for the March quarter for the tax rate?

Mendo Akdag:

The percentage decrease can be attributed to higher tax benefits from stock-based compensation, options for the quarter compared to the same quarter last year. For the year, our estimate is about 35% to 36%.

Anthony Lebiedzinski:

Okay. All right, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Mitch Bartlett of Craig-Hallum, you may ask your question.

Mitch Bartlett:

Hi, I wonder if you could just talk in a little bit more depth on the average order value, the average order size and how that continues to do fairly well. Is that just price inflation or is there a mix shift or is there anything, any component of that? And then also, if you could just maybe touch on the customers and their repeat frequency. Are they coming back more often, are they coming back for a different set of products, you know, just whatever you can add to that equation?

Mendo Akdag:

Okay. The average order size increase, I would say roughly half of the increase is due to price increases and the other half due to up selling and cross selling.

Mitch Bartlett:

Okay.

Mendo Akdag:

The product mix was a little different due to us focusing more on chronic illness.

Mitch Bartlett:

Okay, so more pain medication and that type of thing.

Mendo Akdag:

Yes.

Mitch Bartlett:

Great. And on competition, I mean, a number of us, I think, have noticed that Amazon seems to be fairly aggressive on price these days but you are saying that your fight is against the vets. And does it not matter that the rest of the channel gets more competitive as the rest of the direct marketing channel gets more competitive or are you just taking share from the vets at this point?

Mendo Akdag:

We’re taking share. The share is coming from the vets and we are a one-stop shop, we are a licensed pharmacy to conduct business in all 50 states. Most of the competition, including the name that you mentioned, it’s highly unlikely that they will ever get into prescription medication.  Also, with our advertising and brand name recognition, we’re known to the public as pet medication experts. This and our service level are the keys for our future success, no matter who enters the market.  And there was probably some excess inventory in the market, and it would be surprising if such deep discounts can be sustained in the long-term.

Mitch Bartlett:

Is it showing up on your price matching at all, the deep discounts?

Mendo Akdag:

Not any more than it did before.

Exhibit 99.1   Page 4 of 5

Mitch Bartlett:

Okay. Okay, very good. Thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Once again, to ask a question, please press star 1. Ed Wu of Wedbush, you may ask your question.

Ed Wu:

Yeah, is - was there any difference in the performance between your prescription and non-prescription products? And what’s the percentage of your products from non-prescription?

Mendo Akdag:

For the year, it’s 70% over-the-counter and 30% prescription, but off peak season it skews more to prescription, there’s more prescription and less OTC. Still, OTC is the majority, but the prescription is higher than 30% during our off-peak season. It ranges to 40%, 42% range.

Ed Wu:

And did you see any changes other than normal seasonality in terms of people buying more and effects from I guess, you know, the retail weakness?

Mendo Akdag:

It was a bit more skewed to prescriptions this off-peak season compared to last year.

Ed Wu:

And on an administrative question, how long are, you know, pet prescriptions usually good for before somebody would have to go back to a vet to be able to order medicine?

Mendo Akdag:

It’s good for one year.

Ed Wu:

Great, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Once again, to ask a question, please press star 1. Mitch Bartlett of Craig-Hallum, you may ask your question.

Mitch Bartlett:

The capital expenditure, the amount that you were going to invest in the expansion of the warehouse and the call center and the like, has that been completed basically at this point?

Mendo Akdag:

Almost completed. We’re very close.

Mitch Bartlett:

And that went well?

Mendo Akdag:

Yes.

Mitch Bartlett:

So how much additional dollars do you think you’ll spend in the fourth quarter?

Mendo Akdag:

I would, maximum, half a million dollars, another half a million, maybe.

Mitch Bartlett:

Thanks, that’s all I have.

Coordinator:

There are no further questions at this time.

Mendo Akdag:

Thank you, Teresa. We’ll be focusing our efforts in three areas to capitalize on the pet industry’s growth trend. One, capturing additional market share; two, increasing reorders with personalized communication and health education content; and three, improving our current service level.  This wraps up today’s conference call. Thank you for joining us. Teresa, this ends the conference call.

Exhibit 99.1   Page 5 of 5